Exhibit 23.7

CONSENT OF QUALIFIED PERSON

Golden Star Resources Ltd.

United States Securities and Exchange Commission

Re: Golden Star Resources Ltd.

Ladies and Gentlemen:

I hereby consent to (i) being named and identified as a “qualified person” in connection with the following documents, which are either referenced in or filed as exhibits with the Annual Report on Form 40-F for the year ended December 31, 2015 (the “Form 40-F”) of Golden Star Resources Ltd. (the “Company”), which is incorporated by reference in the Registration Statement on Form S-8 of the Company, dated June 9, 2016, to which this consent relates: (A) the Company’s Annual Information Form for the year ended December 31, 2015, (B) the Company’s Management’s Discussion and Analysis for the year ended December 31, 2015, (C) the technical report entitled “NI 43-101 Technical Report on a Feasibility Study of the Wassa Open Pit Mine and Underground Project in Ghana” effective date December 31, 2014 and filed on May 8, 2015, and (ii) all other references to the undersigned included or incorporated by reference in the above-referenced Registration Statement and in any prospectuses or amendments or supplements thereto.

Rod Redden

June 9, 2016